Exhibit 99.1

IMMEDIATE RELEASE

GRAHAM CORPORATION ANNOUNCES AWARD OF NEW ENERGY VACUUM SYSTEM FOR

GEOTHERMAL POWER AND LITHIUM PRODUCTION

BATAVIA, NY, February 22, 2023 – Graham Corporation (NYSE: GHM) (“GHM” or “the Company”), a global leader in the design and manufacture of mission critical fluid, power, heat transfer, and vacuum technologies for the defense, space, energy, and process industries, today announced that it has recently been awarded a multi- million dollar renewable energy vacuum system for the Hell’s Kitchen Stage 1 Project in the Imperial Valley of California.

The vacuum equipment will be used to remove the non-condensable gasses from the power generating facility of the geothermal plant being constructed and operated by Controlled Thermal Resources (CTR). CTR is a clean energy resource developer of an integrated lithium extraction and chemical conversion facility and geothermal power facility in Imperial Valley, California. Lithium is removed from the geothermal brine in a close to zero carbon footprint process before the brine is returned to its source. This is currently one of the cleanest and most environmentally friendly lithium extraction processes available.

Daniel J. Thoren, President and CEO commented, “This recent order is an excellent example of the opportunities we are pursuing in new energy. New energy represents a small but high growth part of our business that provides nice diversification and the opportunity to contribute to sustainable energy supply.”

Since the 1980s, the Imperial Valley has been a hotbed of geothermal power generation in California. Graham has been involved from the beginning, supplying vacuum equipment for geothermal power generating stations that are still operating today. With the development of state-of-the-art lithium extraction processes companies are finally able to access one of the largest lithium deposits in the world.

About Graham Corporation

GHM is a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the defense, space, energy and process industries. The Graham Manufacturing and Barber-Nichols’ global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenic pumps and turbomachinery technologies, as well as its responsive and flexible service and the unsurpassed quality customers have come to expect from the Company’s products and systems.

Graham Corporation routinely posts news and other important information on its website, www.grahamcorp.com, where additional information on Graham Corporation and its businesses can be found.

For more information, contact:
Christopher J. Thome	Deborah K. Pawlowski
Vice President - Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
dpawlowski@keiadvisors.com